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Steelcase reports fourth quarter results
 - Results include significant non-cash impairment charges -

GRAND RAPIDS, Michigan-- (PRNewswire)--March 31, 2009--Steelcase Inc. (NYSE: SCS) today announced fourth quarter and fiscal year 2009 financial results. Fourth quarter revenue of $654.9 million represents a 27.3 percent decline compared to the prior year.  The company reported a net loss of $(65.7) million, or $(0.49) per share, for the quarter which included non-cash impairment charges that had the effect of increasing the net loss by approximately $(50) million.  In addition, the quarter included after-tax restructuring costs of approximately $(11) million.  Steelcase reported revenue of $901.2 million and net income of $30.6 million, or $0.22 per share, in the fourth quarter of the prior year.

Fourth quarter revenue of $654.9 million compares to $901.2 million in the prior year, which included approximately $(64) million from an extra shipping week due to the timing of the company’s fiscal year-end.  Revenue comparisons were also impacted by approximately $(32) million of unfavorable currency translation effects compared to the prior year and $(16) million from divestitures completed within the last twelve months.  After adjusting for these effects, revenue declined less than the reduction in order levels during the fourth quarter, resulting in a much lower ending backlog compared to the third quarter.

Cost of sales increased to 72.5 percent of sales in the quarter from 68.1 percent in the prior year, primarily due to lower absorption of fixed costs associated with the revenue decline.  Higher commodity costs of approximately $6 million and additional reductions in COLI cash surrender value of approximately $4 million also contributed to the increase but were partially offset by lower variable compensation expense in the quarter.

Operating expenses were $259.8 million or 39.7 percent of sales in the fourth quarter compared to $240.4 million or 26.7 percent of sales in the prior year.  Current quarter expenses include charges of $75.4 million for asset impairments and approximately $6 million of reductions in the cash surrender value of COLI.  The non-cash impairment charges primarily resulted from the company’s reduced market capitalization and the reconciliation of reporting unit valuations to the reduced enterprise value of the company.  Operating expense comparisons were also impacted by lower variable compensation expense in the current quarter, operating costs associated with the extra week in the prior year quarter and favorable impacts from currency translation and divestitures in the current year.

The operating loss of $(96.8) million in the fourth quarter included $(17.0) million of restructuring costs and $(75.4) million of non-cash impairment charges.  The company estimates that these charges, after related reductions in variable compensation expense, had the effect of decreasing operating income by approximately $87 million.

Income taxes for the quarter benefited from the reversal of tax reserves related to the favorable resolution of a multi-year audit in the U.S., substantially offset by the non-deductible nature of certain impairments and COLI losses.

Cash and short-term investments totaled $194 million and total debt approximated $256 million as of February 27, 2009.

“From an operational perspective, we incurred a small operating loss in connection with a 27 percent decline in revenues,” said David C. Sylvester, vice president and CFO.  “The balance of our reported results were driven by non-cash impairment charges, restructuring costs and additional reductions in the cash surrender value of COLI.”

Fiscal 2009 Results

For fiscal 2009, the company recorded $3.18 billion of revenue and a net loss of $(11.7) million, or $(0.09) per share, which compares to $3.42 billion of revenue and net income of $133.2 million, or $0.93 per share, in fiscal 2008.

Operating income for fiscal 2009 was $1.0 million compared to $202.8 million in fiscal 2008.  The reduction in operating income was primarily driven by lower volume, non-cash impairment charges, reductions in the cash surrender value of COLI, restructuring costs and commodity cost inflation, which outpaced pricing yield for most of the year.  These negative factors were offset in part by lower variable compensation expense and the initial benefits of recent restructuring activities.

“Fiscal 2009 was a year of tremendous volatility,” said James P. Hackett, president and CEO. “Uncertainty prevailed early in the year and in the second half, the full impact of the economic weakness affected industry demand.  Accordingly, we have continued to reduce our cost structure through a variety of actions in order to soften the impact and sustain our focus on longer-term growth initiatives.”

Outlook

The company expects first quarter fiscal 2010 revenue to be within a range of $525 to $575 million, compared to $816 million in the first quarter of fiscal 2009.     Recent order patterns have reflected modest seasonal improvements following accelerating declines throughout most of the fourth quarter.  The revenue estimate includes an estimate of approximately $(47) million of unfavorable currency translation effects and $(11) million from divestitures as compared to the prior year.

Steelcase expects to report a net loss for the first quarter of fiscal 2010 within a range of $(0.13) to $(0.23) per share, including approximately $(4) million of after-tax restructuring costs.  This compares to earnings per share in the first quarter of fiscal 2009 of $0.16 per share, which included $(4.7) million of after-tax restructuring costs.

Consistent with past practices, the company is not providing full year revenue or earnings guidance for fiscal 2010.  However, the company has been implementing previously announced restructuring and cost reduction actions and modeling various scenarios of revenue declines.  Assuming the completion of the restructuring activities over the next six to nine months, the company currently estimates that operating income (excluding restructuring costs) for the full fiscal year 2010 could be modestly positive even if volume declines within a range of 20 to 25 percent compared to fiscal 2009.

“During a period of high volatility and on-going uncertainty in the global economy, Steelcase employees are continuing to focus on winning new business, reducing our operating costs and delivering on the promise of our brands,” said James P. Hackett, president and CEO.  “We are also in a great position with a strong balance sheet and a strong liquidity profile.”

Business Segment Results
(in millions)
	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 27, 2009	February 29, 2008	% Change	February 27, 2009	February 29, 2008	% Change

Revenue
North America (1)	$366.5	$474.2	(22.7%)	$1,740.0	$1,936.6	(10.2%)
International (2)	180.2	278.3	(35.2%)	922.2	893.8	3.2%
Other (3)	108.2	148.7	(27.2%)	521.5	590.4	(11.7%)
Consolidated Revenue	$654.9	$901.2	(27.3%)	$3,183.7	$3,420.8	(6.9%)

Operating (Loss) Income
North America	$(10.8)	$30.2		$66.7	$166.7
International	(3.7)	17.8		41.0	57.0
Other	(73.5)	4.4		(79.3)	5.4
Corporate (4)	(8.8)	(5.6)		(27.4)	(26.3)
Consolidated Operating (Loss) Income	$(96.8)	$46.8		$1.0	$202.8

Operating (Loss) Income Percent	(14.8%)	5.2%		0.0%	5.9%

Business Segment Footnotes --
(1) The North America segment consists of the Steelcase Group, Turnstone, Nurture by Steelcase and Financial Services (for fiscal 2009 only).
(2) The International segment includes all manufacturing and sales operations outside the U.S. and Canada.
(3) The Other category includes the Coalesse Group, PolyVision and IDEO subsidiaries (and Financial Services for fiscal 2008 only).
(4) Corporate expenses include the executive function and portions of shared services functions such as human resources, finance, legal, research and development and corporate facilities.

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27, 2009		February 29, 2008		February 27, 2009		February 29, 2008

Revenue	$654.9	100.0%	$901.2	100.0%	$3,183.7	100.0%	$3,420.8	100.0%
Cost of sales	474.9	72.5	614.3	68.1	2,211.6	69.5	2,295.3	67.1
Restructuring costs (benefits)	6.6	1.0	(0.3)	-	23.9	0.7	(0.4)	-
Gross profit	173.4	26.5	287.2	31.9	948.2	29.8	1,125.9	32.9
Operating expenses	259.8	39.7	240.4	26.7	933.2	29.3	923.1	27.0
Restructuring costs	10.4	1.6	-	-	14.0	0.5	-	-
Operating (loss) income	$(96.8)	(14.8%)	$46.8	5.2%	$1.0	0.0%	$202.8	5.9%

Gross profit, as reported	$173.4	26.5%	$287.2	31.9%	$948.2	29.8%	$1,125.9	32.9%
Restructuring costs (benefits)	6.6	1.0	(0.3)	-	23.9	0.7	(0.4)	-
Gross profit, excluding
restructuring items	$180.0	27.5%	$286.9	31.9%	$972.1	30.5%	$1,125.5	32.9%

Operating (loss) income, as reported	$(96.8)	(14.8%)	$46.8	5.2%	$1.0	0.0%	$202.8	5.9%
Restructuring costs (benefits)	17.0	2.6	(0.3)	-	37.9	1.2	(0.4)	-
Operating (loss) income, excluding
restructuring items	$(79.8)	(12.2%)	$46.5	5.2%	$38.9	1.2%	$202.4	5.9%

North America
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27, 2009		February 29, 2008		February 27, 2009		February 29, 2008

Revenue	$366.5	100.0%	$474.2	100.0%	$1,740.0	100.0%	$1,936.6	100.0%
Cost of sales	269.6	73.6	329.8	69.6	1,234.9	71.0	1,324.6	68.4
Restructuring costs (benefits)	4.3	1.1	(1.2)	(0.3)	14.0	0.8	0.8	-
Gross profit	92.6	25.3	145.6	30.7	491.1	28.2	611.2	31.6
Operating expenses	96.5	26.3	115.4	24.3	416.0	23.9	444.5	23.0
Restructuring costs	6.9	1.9	-	-	8.4	0.5	-	-
Operating (loss) income	$(10.8)	(2.9%)	$30.2	6.4%	$66.7	3.8%	$166.7	8.6%

Gross profit, as reported	$92.6	25.3%	$145.6	30.7%	$491.1	28.2%	$611.2	31.6%
Restructuring costs (benefits)	4.3	1.1	(1.2)	(0.3)	14.0	0.8	0.8	-
Gross profit, excluding
restructuring items	$96.9	26.4%	$144.4	30.4%	$505.1	29.0%	$612.0	31.6%

Operating (loss) income, as reported	$(10.8)	(2.9%)	$30.2	6.4%	$66.7	3.8%	$166.7	8.6%
Restructuring costs (benefits)	11.2	3.0	(1.2)	(0.3)	22.4	1.3	0.8	-
Operating income, excluding
restructuring items	$0.4	0.1%	$29.0	6.1%	$89.1	5.1%	$167.5	8.6%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27, 2009		February 29, 2008		February 27, 2009		February 29, 2008

Revenue	$180.2	100.0%	$278.3	100.0%	$922.2	100.0%	$893.8	100.0%
Cost of sales	128.0	71.0	190.2	68.3	628.2	68.2	597.1	66.8
Restructuring costs (benefits)	0.7	0.4	-	-	0.3	-	(2.0)	(0.2)
Gross profit	51.5	28.6	88.1	31.7	293.7	31.8	298.7	33.4
Operating expenses	54.4	30.2	70.3	25.3	251.0	27.2	241.7	27.0
Restructuring costs	0.8	0.5	-	-	1.7	0.2	-	-
Operating (loss) income	$(3.7)	(2.1%)	$17.8	6.4%	$41.0	4.4%	$57.0	6.4%

Gross profit, as reported	$51.5	28.6%	$88.1	31.7%	$293.7	31.8%	$298.7	33.4%
Restructuring costs (benefits)	0.7	0.4	-	-	0.3	-	(2.0)	(0.2)
Gross profit, excluding
restructuring items	$52.2	29.0%	$88.1	31.7%	$294.0	31.8%	$296.7	33.2%

Operating (loss) income, as reported	$(3.7)	(2.1%)	$17.8	6.4%	$41.0	4.4%	$57.0	6.4%
Restructuring costs (benefits)	1.5	0.9	-	-	2.0	0.2	(2.0)	(0.2)
Operating (loss) income, excluding
restructuring items	$(2.2)	(1.2%)	$17.8	6.4%	$43.0	4.6%	$55.0	6.2%

Other
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 27, 2009		February 29, 2008		February 27, 2009		February 29, 2008

Revenue	$108.2	100.0%	$148.7	100.0%	$521.5	100.0%	$590.4	100.0%
Cost of sales	77.3	71.4	94.3	63.4	348.5	66.8	373.6	63.3
Restructuring costs	1.6	1.5	0.9	0.6	9.6	1.9	0.8	0.1
Gross profit	29.3	27.1	53.5	36.0	163.4	31.3	216.0	36.6
Operating expenses	100.1	92.5	49.1	33.0	238.8	45.8	210.6	35.7
Restructuring costs	2.7	2.5	-	-	3.9	0.7	-	-
Operating (loss) income	$(73.5)	(67.9%)	$4.4	3.0%	$(79.3)	(15.2%)	$5.4	0.9%

Gross profit, as reported	$29.3	27.1%	$53.5	36.0%	$163.4	31.3%	$216.0	36.6%
Restructuring costs	1.6	1.5	0.9	0.6	9.6	1.9	0.8	0.1
Gross profit, excluding
restructuring items	$30.9	28.6%	$54.4	36.6%	$173.0	33.2%	$216.8	36.7%

Operating (loss) income, as reported	$(73.5)	(67.9%)	$4.4	3.0%	$(79.3)	(15.2%)	$5.4	0.9%
Restructuring costs	4.3	4.0	0.9	0.6	13.5	2.6	0.8	0.1
Operating (loss) income, excluding
restructuring items	$(69.2)	(63.9%)	$5.3	3.6%	$(65.8)	(12.6%)	$6.2	1.0%

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
Corporate	February 27, 2009	February 29, 2008	February 27, 2009	February 29, 2008

Operating expenses	$8.8	5.6	$27.4	26.3

Webcast
Steelcase will discuss fourth quarter and fiscal year 2009 results and business outlook on a conference call and webcast at 11:00 a.m. EDT today. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company’s website shortly after the press release is issued.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company’s earnings release are: fourth quarter and fiscal year gross profit, excluding restructuring items for the current and prior year in dollars and as a percent of revenue; and fourth quarter and fiscal year operating (loss) income, excluding restructuring items for the current and prior year in dollars and as a percent of revenue, on a consolidated basis and for each business segment.  These measures are presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase provides furniture, services and insights to help people have a better work experience, and to help companies and organizations create inspiring spaces with a maximum impact on performance and a minimum impact on the environment. A Michigan-based company that has been serving customers for nearly a century, Steelcase leads the global office furniture industry with $3.2 billion in revenue for fiscal 2009. Learn more at www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 27,	February 29,	February 27,	February 29,
	2009	2008	2009	2008

Revenue	$654.9	$901.2	$3,183.7	$3,420.8
Cost of sales	474.9	614.3	2,211.6	2,295.3
Restructuring costs (benefits)	6.6	(0.3)	23.9	(0.4)
Gross profit	173.4	287.2	948.2	1,125.9
Operating expenses	259.8	240.4	933.2	923.1
Restructuring costs	10.4	-	14.0	-
Operating (loss) income	(96.8)	46.8	1.0	202.8
Interest expense	(4.2)	(4.4)	(17.0)	(16.9)
Other income, net	2.9	3.9	7.2	25.5
(Loss) income before income taxes	(98.1)	46.3	(8.8)	211.4
Income tax (benefit) expense	(32.4)	15.7	2.9	78.2
Net (loss) income	$(65.7)	$30.6	$(11.7)	$133.2

Basic and diluted per share data:
Basic earnings per share	$(0.49)	$0.22	$(0.09)	$0.93
Diluted earnings per share	$(0.49)	$0.22	$(0.09)	$0.93
Dividends declared and paid per common share	$0.08	$1.90	$0.53	$2.35
Weighted average shares outstanding - basic	133.5	140.1	134.5	142.5
Weighted average shares outstanding - diluted	133.6	140.9	134.8	143.6

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	February 27,	February 29,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$117.6	$213.9
Short-term investments	76.0	50.1
Accounts receivable, net	280.3	397.0
Inventories	129.9	146.7
Other current assets	147.6	127.0
Total current assets	751.4	934.7

Property and equipment, net	433.3	478.4
Company-owned life insurance	171.6	210.6
Goodwill and other intangible assets, net	210.7	301.0
Other assets	181.6	199.7
Total assets	$1,748.6	$2,124.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$174.6	$246.9
Short-term borrowings and current portion of long-term debt	4.9	8.2
Accrued expenses:
Employee compensation	141.8	181.3
Employee benefit plan obligations	38.0	39.0
Other	160.3	207.6
Total current liabilities	519.6	683.0

Long-term liabilities:
Long-term debt less current maturities	250.8	250.5
Employee benefit plan obligations	163.4	183.4
Other long-term liabilities	82.0	96.6
Total long-term liabilities	496.2	530.5
Total liabilities	1,015.8	1,213.5

Shareholders’ equity:
Common stock	58.6	114.7
Additional paid in capital	5.9	5.0
Accumulated other comprehensive (loss) income	(22.5)	17.4
Retained earnings	690.8	773.8
Total shareholders’ equity	732.8	910.9
Total liabilities and shareholders’ equity	$1,748.6	$2,124.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 27,	February 29,
	2009	2008

OPERATING ACTIVITIES
Net (loss) income	$(11.7)	$133.2
Depreciation and amortization	87.3	92.4
Impairment charges	75.4	21.1
Changes in operating assets and liabilities	(57.7)	(7.6)
Other, net	10.4	10.6

Net cash provided by operating activities	103.7	249.7

INVESTING ACTIVITIES
Capital expenditures	(83.0)	(79.6)
Changes in investments, net	(15.2)	(42.2)
Proceeds from the disposal of fixed assets	4.9	27.5
Other, net	32.2	3.0

Net cash used in investing activities	(61.1)	(91.3)

FINANCING ACTIVITIES
Dividends paid	(71.3)	(333.7)
Common stock repurchases	(59.2)	(165.3)
Common stock issuances	0.5	11.5
Other, net	(1.7)	3.1

Net cash used in financing activities	(131.7)	(484.4)

Effect of exchange rate changes on cash and cash equivalents	(7.2)	12.7

Net decrease in cash and cash equivalents	(96.3)	(313.3)
Cash and cash equivalents, beginning of period	213.9	527.2
Cash and cash equivalents, end of period	$117.6	$213.9